SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of
                   The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) . . March 18, 1997




                         BIRMINGHAM UTILITIES, INC.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
           (Exact name of registrant as specified in its charter)



     Connecticut              0-6028              06-0878647
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   (State or other          (Commission      (I.R.S. Employer
   jurisdiction of          File Number)     Identification No.)
   Incorporation)



230 Beaver Street, Ansonia, CT                    06401-0426
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code (203) 735-1888



 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        (Former name or former address, if changed since last report)

Item 5. Other Events.

     On March 18, 1997, the Registrant entered into a Purchase and Sale Agreement with M/1 Homes, LLC ("M/1 Homes"), pursuant to which the Registrant agreed to sell and M/1 Homes agreed to purchase approximately 245 acres of the Registrant's unimproved real property for a purchase price of $3,950,000. The purchase and sale are subject to the approval of the Connecticut Department of Public Utility Control, which has jurisdiction over the Registrant's public utility operations and assets. While the Registrant cannot predict whether it will be able to obtain the approval of the DPUC, the Registrant knows of no reason why the DPUC should not so approve. The agreement may be terminated by the Registrant if it has not received the required approval by November 14, 1997.

       The obligation of M/1 Homes to purchase the property is conditioned upon its receipt of local, state and federal approvals of its proposed development of the site as an 18 hole golf course, along with not fewer than 180 detached residential units for adults 55 years old and older, a clubhouse and catering facilities. The agreement may be terminated by either party if M/1 Homes has not received all the required development approvals by December 31, 1998. There is a provision in the Agreement to extend its term through December 31, 2000 to accommodate appeals of required governmental approvals, in which case the purchase price for the property increases by $20,000 for each month, or portion thereof, after December 31, 1999 until the closing shall occur. The Registrant cannot predict whether M/1 Homes will be able to obtain all of the required approvals.

     The property in question is associated with the Registrant's former Great Hill Reservoir in Seymour, Connecticut. Because of water quality deficiencies that could not be resolved economically, the Registrant had not used Great Hill Reservoir as part its water supply system since the 1970s. Pursuant to a permit issued in 1994, the Connecticut Department of Health Services allowed the Registrant to abandon Great Hill Reservoir as a source of water supply.


                                 SIGNATURES

     Pursuant ot the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BIRMINGHAM UTILITIES, INC.
                                       (Registrant)


Date: March 24, 1997            By  /s/ Aldore J. Rivers
                                   Aldore J. Rivers, President